Exhibit 99.1

June 12, 2017	Analyst Contact:	Meredith Bartlett 918-947-7472
	Media Contact:	Jennifer Rector 918-947-7571

ONE Gas to Participate in Jefferies Utilities Summit

TULSA, Okla. - June 12, 2017 - ONE Gas, Inc. (NYSE: OGS) today announced it will participate in the Jefferies Utilities Summit on Thur., June 15, 2017, in Boston, Mass.

Pierce H. Norton II, president and chief executive officer, and Curtis Dinan, senior vice president, chief financial officer and treasurer, will be conducting a series of meetings with members of the investment community.

The materials utilized at the conference will be accessible on the ONE Gas website, www.onegas.com, on June 15, 2017, beginning at 8 a.m. Eastern Daylight Time (7 a.m. Central Daylight Time).

ONE Gas, Inc. (NYSE: OGS) is a 100 percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol "OGS." ONE Gas is included in the S&P MidCap 400 Index, and is one of the largest natural gas utilities in the United States.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas.

ONE Gas is headquartered in Tulsa, Okla., and its divisions include Oklahoma Natural Gas, the largest natural gas distributor in Oklahoma; Kansas Gas Service, the largest in Kansas, and Texas Gas Service, the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

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